CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated September 27, 2002, in this Pre-effective Amendment No. 1 to the Registration Statement for Conestoga Funds (SEC File Nos. 811-21120 and 333-90720) and to all references to our firm included in or made a part of this Amendment.


/s/ McCurdy & Associates CPA's, Inc.

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
September 27, 2002